Zymeworks Provides Corporate Update and
Reports First Quarter 2024 Financial Results

•Reported $420.5 million in cash resources as of March 31, 2024,which when combined with certain anticipated regulatory milestone payments provides projected cash runway into 2H 2027
•Completion of rolling biologics license application (BLA) filing with the U.S. Food and Drug Administration (FDA) for zanidatamab as second-line treatment for biliary tract cancers (BTC) in the United States (US) by our partner, Jazz Pharmaceuticals
•Expected initiation of a Phase 3 clinical trial for zanidatamab in the second half of 2024, for breast cancer patients who have progressed on trastuzumab deruxtecan (T-DXd), by our partner, Jazz Pharmaceuticals
•Two planned investigational new drug (IND) and foreign equivalent submissions in 2024 for ZW191 and ZW171
•Acceptance of an abstract for zanidatamab in BTC at the American Society of Clinical Oncology (ASCO) annual meeting submitted by our partner, Jazz Pharmaceuticals
•Presentation of five abstracts at the American Association for Cancer Research (AACR) annual meeting highlight R&D pipeline
•Will host conference call with management today at 4:30 p.m. Eastern Time (ET)

Vancouver, British Columbia (May 2, 2024) – Zymeworks Inc. (Nasdaq: ZYME), a clinical-stage biotechnology company developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases, today reported financial results for the three months ended March 31, 2024 and provided a summary of recent business highlights.

“We are very pleased to have presented five poster presentations at AACR, which showcase Zymeworks’ ability to apply key insights from our proprietary technology and in-house expertise to optimize our product development candidates for targets of significant interest,” said Kenneth Galbraith, Chair and Chief Executive Officer of Zymeworks. “As we prepare to enter multiple Phase 1 trials in the coming 24 months, our commitment to advancing innovative solutions remains evident, with more preclinical data for our early-stage pipeline to be presented throughout 2024.”

Mr. Galbraith continued, “Consistent with our previous disclosures, our anticipated cash runway remains on track to support the development of our 5 by 5 product pipeline into the second half of 2027. While we approach milestones that may result in further extension of this runway, we remain diligent in efficiently managing our operating expenses as we continue to execute on the strategic clinical development plans for our assets.”

Recent Highlights and Current Developments
Zanidatamab Continues to Progress with Promising Developments

•In March 2024, our partner Jazz announced their intention to initiate a Phase 3 clinical trial, EMPOWHER, in the second half of 2024 to evaluate zanidatamab plus chemotherapy or trastuzumab plus chemotherapy in patients with HER2-positive breast cancer whose disease has progressed on previous T-DXd treatment.
•In April 2024, our partner Jazz announced the completion of the rolling BLA submission to the FDA seeking accelerated approval for zanidatamab as a treatment for previously-treated, unresectable locally advanced, or metastatic HER2-positive BTC.
•In April 2024, our partner Jazz announced their participation at the 2024 ASCO annual meeting with an abstract for zanidatamab in BTC to be included in a poster session, titled “Zanidatamab in previously-treated HER2+ BTC: OS and longer follow-up from the phase 2b HERIZON-BTC-01 study”.
•In May 2024, our partner Jazz guided that their plans to submit a marketing authorization application (MAA) to the European Medicines Agency (EMA) for zanidatamab in BTC are proceeding.

Progression of Research & Development Programs
•Presentation of five posters at the AACR Annual Meeting in April. Posters included two presentations from our multispecific antibody therapeutics (MSAT) program:
1.DLL3 TriTCE Co-Stim: A next generation trispecific T cell engager with integrated CD28 costimulation for the treatment of DLL3-expressing cancers (Abstract #6716)
2.TriTCE Co-Stim: A next generation trispecific T cell engager platform with integrated CD28 costimulation, engineered to improve responses in the treatment of solid tumors (Abstract #6719)
and three posters from our antibody-drug conjugate (ADC) program:
1.ZW191 - a FRα-targeting antibody-drug conjugate with strong preclinical activity across multiple FRα-expressing indications (Abstract #1862)
2.Screening novel format antibodies to design bispecific ADCs that address target heterogeneity (Abstract #2052)
3.Development of three-dimensional cancer cell line spheroid models for the in vitro functional characterization of cytotoxic antibody-drug conjugates (Abstract #3127)
•On track to submit two IND and foreign equivalent submissions for ZW191 and ZW171 in 2024 to commence recruitment in Phase 1 clinical studies.

“We’re pleased to have multiple opportunities in 2024 to present our unique development approach, which we believe places Zymeworks as a thought leader in the antibody-drug conjugate and multispecific antibody space. Our R&D efforts are focused on attractive targets, with the ability to use our proprietary technology to develop next generation candidates with the potential to advance new modalities that we have not previously seen in oncology, and beyond,” stated Paul Moore, Ph.D., Chief Scientific Officer at Zymeworks. “We look forward to showcasing how this technology and in-

house expertise could be used to develop candidates in other therapeutic areas such as blood cancers and autoimmune and inflammatory diseases.”

Board of Directors Addition

•On March 28, 2024, Zymeworks announced the appointment of Dr. Neil Gallagher to its board of directors, effective April 2, 2024. Dr. Gallagher was also appointed to serve as a member of the research and development committee of the board of directors. Dr. Gallagher is the sixth new director elected or appointed to the Board in the past 12 months.

Financial Results for the Three Months Ended March 31, 2024
Revenue was $10.0 million for the three months ended March 31, 2024 compared to $35.6 million for the same period in 2023. Revenue for the three months ended March 31, 2024 included $9.9 million for development support and drug supply revenue from Jazz and $0.2 million from our partners for research support and other payments. Revenue for the same period in 2023 included $34.4 million revenue for development support and drug supply payments from Jazz and $1.2 million from our partners for research support and other payments. The decrease in revenue from Jazz reflects the transfer of responsibility for certain clinical trials regarding zanidatamab to Jazz pursuant to a stock and asset purchase agreement with Jazz (as amended, the Transfer Agreement) and a collaboration agreement with Jazz (as amended, the Amended Collaboration Agreement), with such future costs to be borne by Jazz instead of being incurred by us and reimbursed by Jazz.
Research and development expense was $32.0 million for the three months ended March 31, 2024 compared to $45.9 million for the same period in 2023. The decrease in research and development expense was primarily due to a decrease in expenses for zanidatamab as a result of transfer of responsibility for this program to Jazz per our Transfer Agreement and the Amended Jazz Collaboration Agreement. This decrease, compared to the same period in 2023, was partially offset by an increase in preclinical expenses, primarily with respect to preclinical product candidates ZW171, ZW191 and ZW220. Salaries and benefits expenses decreased compared to the same period in 2023, due to lower headcount in 2024, which was partially offset by an increase in stock-based compensation expense in 2024.
General and administrative expense was $15.8 million for the three months ended March 31, 2024 compared to $16.9 million for the same period in 2023. The decrease in general and administrative expense was primarily due to a decrease in expenses related to external legal spend and insurance expenses compared to the same period in 2023.
Other income, net increased by $1.9 million for the three months ended March 31, 2024 compared to the same period in 2023. Other income, net for 2024 included $5.9 million in interest income and $0.3 million in net foreign exchange gain and other miscellaneous income. Other income, net for the three months ended March 31, 2023 included $4.8 million in interest income and a $0.5 million net foreign exchange loss and other miscellaneous amounts. The increase in interest income was driven by higher rates of return on our cash, cash equivalents and marketable securities.

Income tax expense decreased by $1.3 million for the three months ended March 31, 2024 compared to the same period in 2023, primarily due to a reduction in U.S. taxes under the global intangible low-taxed income rules for the three months ended March 31, 2024.
Net loss for the three months ended March 31, 2024 was $31.7 million compared to $24.4 million loss for the same period in 2023. The increase in net loss was due to decrease in revenue, which was partially offset by a decrease in operating expenses and an increase in interest income. As of March 31, 2024, we had $420.5 million of cash resources consisting of cash, cash equivalents and marketable securities, comprised of $114.8 million in cash and cash equivalents and $305.7 million in marketable securities. Based on current operating plans and receipt of certain anticipated regulatory milestones, we expect our existing cash resources as of March 31, 2024, when combined with certain anticipated regulatory milestone payments, will enable us to fund planned operations into the second half of 2027.
About Zymeworks Inc.
Zymeworks is a global biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks’ mission is to make a meaningful difference in the lives of people impacted by difficult-to-treat cancers and other diseases. The Company’s complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates. Zymeworks engineered and developed zanidatamab, a HER2-targeted bispecific antibody using the Company’s proprietary Azymetric™ technology. Zymeworks has entered into separate agreements with BeiGene, Ltd. (BeiGene) and Jazz Pharmaceuticals Ireland Limited (Jazz), granting each exclusive rights to develop and commercialize zanidatamab in different territories. Zanidatamab is currently being evaluated in multiple global clinical trials as a potential best-in-class treatment for patients with HER2-expressing cancers. A Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) seeking accelerated approval for the HER2-targeted bispecific antibody zanidatamab as a treatment for previously treated, unresectable, locally advanced, or metastatic HER2-positive biliary tract cancer (BTC) has been submitted by Zymeworks’ partner, Jazz. If approved, zanidatamab would be the first HER2-targeted treatment specifically approved for BTC in the United States. Zymeworks is rapidly advancing a deep pipeline of product candidates based on its experience and capabilities in both antibody drug conjugates and multispecific antibody therapeutics across multiple novel targets in indications that represent areas of significant unmet medical need. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on X.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities; the anticipated benefits of the collaboration agreement with Jazz, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; the potential addressable market of zanidatamab; the timing of and results of interactions with regulators; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; the timing and status of ongoing and future studies and the related data; anticipated preclinical and clinical data presentations; expectations regarding future regulatory filings and approvals and the timing thereof; the timing of and results of interactions with regulators; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’ other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; our ability to satisfy potential regulatory and commercial milestones with existing and future partners; the timing and status of ongoing and future studies and the release of data; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ preclinical pipeline; anticipated sufficiency of existing cash resources and certain anticipated regulatory milestone payments to fund Zymeworks’ planned operations into the second half of 2027; Zymeworks’ ability to execute new collaborations and partnerships and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “progress”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission (copies of which may be obtained at www.sec.gov and www.sedar.com).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
(Expressed in thousands of U.S. dollars except share and per share data) (unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue
Research and development collaborations	$10,030	$35,578
Operating expenses:
Research and development	32,042	45,912
General and administrative	15,790	16,947
Total operating expenses	47,832	62,859
Loss from operations	(37,802)	(27,281)
Other income, net	6,224	4,318
Loss before income taxes	(31,578)	(22,963)
Income tax expense	(75)	(1,390)
Net loss	$(31,653)	$(24,353)
Other comprehensive (loss) income:
Unrealized (loss) income on available for sale securities, net of tax of nil	(1,121)	720
Total other comprehensive (loss) income	(1,121)	720
Comprehensive loss	$(32,774)	$(23,633)

Net loss per common share:
Basic	$(0.42)	$(0.36)
Diluted	$(0.42)	$(0.37)
Weighted-average common stock outstanding:
Basic	76,214,833	66,739,308
Diluted	76,248,158	66,742,030

ZYMEWORKS INC.
Condensed Consolidated Balance Sheet
(Expressed in thousands of U.S. dollars) (unaudited)

	March 31, 2024	December 31, 2023

Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$345,047	$374,327
Accounts receivable	30,949	19,477
Other current assets	17,824	19,122
Long-term marketable securities	75,446	81,930
Other long-term assets	84,486	86,024
Total assets	$553,752	$580,880

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$47,434	$45,992
Other current liabilities	9,456	9,771
Long-term liabilities	58,863	60,311
Total liabilities	115,753	116,074
Stockholders’ equity	437,999	464,806
Total liabilities and stockholders’ equity	$553,752	$580,880

Contacts:

Investor Inquiries:
Shrinal Inamdar
Director, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Senior Director, Corporate Communications
(604) 678-1388
media@zymeworks.com